Exhibit 99.1
February 26, 2008
Allan Dalton
4172 Oak Place Drive
Westlake Village, CA 91362
Dear Allan:
          On behalf of Move, Inc., a Delaware corporation (“Move”), I am pleased to present this letter agreement (“Letter Agreement”) summarizing the terms of your continued employment at Move in connection with your voluntary resignation as President, New Business Venture. Your services have been of great value to Move and as such we seek to continue your employment as follows:

JOB TITLE:	Senior Advisor

EFFECTIVE DATE:	March 1, 2008

COMPENSATION:	$3,000 per month

ADDITIONAL COMPENSATION:	Guaranteed at no less than $12,000 per month as set forth below and in Exhibit A hereto.

STOCK OPTIONS:	All previously granted stock options will vest and be exercisable in accordance with the terms of the General Release of Claims attached hereto (“Release of Claims”).

VACATION:	No paid vacation.

Move will pay you as soon as reasonably practicable after the execution of this Letter Agreement, your accrued and unused vacation time as of February 29, 2008, utilizing the base salary you received as President, New Business Venture.

EMPLOYMENT STATUS:	Exempt, Regular part-time employee; health benefits as set forth below

TERM:	The term of this Letter Agreement shall initially be for twelve (12) months (“Term”). Upon expiration of the Term, if this Letter Agreement is not renewed by mutual agreement of the parties hereto on same or similar terms, then your employment with Move shall be deemed terminated due to your voluntary resignation. Accordingly, you shall not be entitled to receive any severance or other benefits, other than as specifically set forth herein in accordance with the terms of this Letter Agreement.
               During the Term, you and Move shall mutually agree when you will perform the special project services as described on Exhibit A hereto. In consideration for providing such special project services, you shall receive guaranteed additional compensation equal to the greater of: (1) $12,000 per month, or (2) the total amount for such services based on the compensation rates set forth on Exhibit A. Compensation shall be subject to all appropriate taxes and withholdings.

               During the Term, You will continue to receive your existing benefits and perquisites, including but not limited to participation in Move’s group health, life and disability insurance plans. You understand that you will no longer be entitled to earn any stock options or any other Move equity incentives.
               This Letter Agreement in conjunction with the Release of Claims shall supersede all employment related agreements between you and Move, including, but not limited to, the offer letter dated September 30, 2002, the letter signed by you dated February 22, 2007, and the Executive Retention and Severance Agreement between you and Move, Inc. (fka Homestore, Inc.) dated September 30, 2002, all of which shall be deemed terminated and no longer of any force or effect as of February 29, 2008.
               This Letter Agreement shall be deemed to serve as your resignation as President, New Business Venture, a named executive officer of Move, Inc., and an officer of any of Move’s subsidiaries, as applicable, and Move’s acceptance of such resignation, effective as of February 29, 2008.
               Provided that you provide the Services through the Term in accordance with this Letter Agreement, and execute a full release of claims for the period covering the Term, in substantively the same form as the Release of Claims attached hereto: (i) you will have twelve (12) months after the conclusion of the Term (i.e., March 1, 2009) to exercise all outstanding vested options of Move, Inc.; (ii) Move will pay on your behalf your Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”) premiums for twelve (12) months following March 1, 2009, or until you obtain employment providing health insurance, whichever occurs first (thereafter, you will be eligible to continue participation in the Company’s group health plans, at your sole expense, in accordance with and subject to the conditions and limitations of COBRA); and (iii) in the event that you move within twelve (12) months of the Term’s conclusion, Move agrees to reimburse you for the reasonable cost of shipping (via van lines) your household belongings from California to the East Coast of the United States.
               This Letter Agreement and the Release of Claims attached hereto constitute the entire agreement of the parties and supersede any prior agreements between them with respect to the subject matter hereof, and any representation, premise or condition not specifically incorporated herein shall not be binding upon either party. This Letter Agreement may not be modified or amended, except in writing signed by the parties. This Letter Agreement shall become effective after this agreement and the Release of Claims have been fully executed and the revocation period set forth in Paragraph 5(b) of the Release of Claims has expired.
               This Letter Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Letter Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to your employment or termination thereof, shall be submitted to final and binding arbitration as set forth in paragraph 15, of the Release of Claims.

               Please indicate your agreement with the foregoing terms by signing and returning this Letter Agreement to me.
               Thank you.

Best regards,

Move, Inc.

By:	/s/ W. Michael Long
Mike Long
Chief Executive Officer

AGREED AND ACCEPTED:

By:	/s/ Allan Dalton

Allan Dalton

Exhibit A
The special project services shall consist of (i) special consulting (e.g., sales consulting, product consulting, broker consulting and mortgage opportunity consulting) and (ii) special event speaking services (e.g., Company Showcase and Realtor® Expos). The scope of such services (i.e., amount of consulting hours to be provided and/or events to be attended) shall be mutually agreed upon by the parties in advance and in writing.
The consulting services set forth in (i) above shall be compensated at an hourly rate of $250.00/hour. You shall provide accurate monthly reports reflecting the time spent by you on each of these services. The services set forth in item (ii) above shall be compensated at $5,000 per event (plus reasonable travel and related expenses).
At the conclusion of each month during the Term, to the extent that the total compensation as set forth above for the services provided exceeds $12,000, then you shall be paid that amount. If the total compensation as forth above for the services provided is less than $12,000, then you shall receive the guaranteed minimum of $12,000.